Exhibit 3.1 to Form 8K

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “BYRNA TECHNOLOGIES INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A.D. 2020, AT 11:31 O`CLOCK A.M.

CERTIFICATE OF DESIGNATIONS OF BYRNA TECHNOLOGIES INC. SERIES A CONVERTIBLE PREFERRED STOCK

 THE UNDERSIGNED, the President and Chief Executive Officer of BYRNA TECHNOLOGIES INC., a Delaware corporation (hereinafter called the "Corporation"), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation on February 26, 2020:

 RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of Paragraph 4.A of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors hereby creates and designates a series of preferred stock, par value $0.001 per share, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the powers, preferences, and relative rights thereof as follows:

1. Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be 1,500.

2. Dividend Rights.

The holders of Series A Preferred Stock shall be entitled to receive on a semi-annual basis, as, when, and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate equal to 10.0% of the Original Series A Issue Price (as hereinafter defined) per share for each of the then outstanding shares of Series A Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months. Such dividends shall begin to accrue and shall accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Series A Preferred Stock, from the date of issuance of such share of Series A Preferred Stock (the "Original Issue Date"), whether or not declared. So long as any accumulated dividend payments for shares of Series A Preferred Stock are outstanding, no dividends shall be paid or declared and set apart for payment upon the Junior Securities (as hereinafter defined) by the Corporation.

3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have no voting rights. Notwithstanding the foregoing, at any time that there are at least 423 shares of Series A Preferred Stock outstanding, the Corporation shall not, without the affirmative vote of the holders of at least eighty percent (80%) of the total number of shares of Series A Preferred Stock then outstanding, voting together as a separate class at a meeting or consenting in writing, (i) amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation's Bylaws, or take any other action, in each case so as to adversely affect the rights of the holders of Series A Preferred Stock; (ii) issue any additional shares of Series A Preferred Stock or increase the authorized number of Series A Preferred Stock; (iii) (A) issue any securities having a preference over the Series A Preferred Stock upon a Liquidation Event (as defined below) or with respect to the right to dividends or (B) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, if the aggregate value of such securities or such indebtedness as described in (iii)(A) and (iii)(B), in the aggregate, would exceed $250,000.

4. Liquidation Rights.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), or any Sale of the Corporation (as hereinafter defined) the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Corporation's common stock, par value $0.001 per share ("Common Stock"), or any other series of the Corporation's preferred stock that is junior to the Series A Preferred Stock (collectively, the "Junior Securities"), an amount per share equal to $5,000 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), plus an amount equal to all accrued but unpaid dividends thereon. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 4 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Securities.

(c) For purposes of this Section 4, "Sale of the Corporation" means

i. a transaction or series of related transactions with one or more non-affiliates, pursuant to which such non-affiliate(s) acquires capital stock of the Corporation or the surviving entity possessing the voting power to elect a majority of the board of directors or managers or a majority of the outstanding capital stock of the Corporation or other equity interests in the surviving entity (whether by merger, consolidation, sale or transfer of the Corporation's outstanding capital stock or otherwise); or

ii. the sale, lease or other disposition (including exclusive license) of all or substantially all of the Corporation's assets or any other transaction resulting in all or substantially all of the Corporation's assets being converted into securities of any other entity or cash; provided, however, that the sale by the Corporation of capital stock for the purpose of financing its business shall not be deemed to be a Sale of the Corporation;

provided, however, that any transaction or series of related transactions described in this Section 4(c) will not constitute a Sale of the Corporation if immediately prior to such Sale of the Corporation, holders of a majority of the outstanding shares of Series A Preferred Stock shall have waived such Sale of the Corporation.

5. Conversion Rights.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Subsection 5(c) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares being rounded up to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Subsection 5(d) below (the "Conversion Date").

 (b)  Automatic.

i. If at any time after the eighteen (18) month anniversary of the Original Issue Date, the Common Stock has traded for more than twenty (20) consecutive Trading Days above $0.50 on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (the "Trigger Price"), the Corporation shall have the right to deliver a written notice to all holders of Series A Preferred Stock (an "Automatic Conversion Notice" and the date such notice is delivered to such holders, the "Automatic Conversion Notice Date") to cause each holder to convert all or part of such holder's Series A Preferred Stock (in accordance with the procedures described in the second sentence of Subsection 5(a) above and Subsection 5(d) below) pursuant to this Subsection 5(b), it being agreed that the "Conversion Date" for purposes of Subsection 5(b) shall be deemed to occur on the third Trading Day following the Automatic Conversion Notice Date.

ii. The Trigger Price set forth in Subsection 5(b)(i) above shall be subject to adjustment in the same manner as the Conversion Price pursuant to Subsections 5(f)(i) and 5(f)(ii) below.

iii. "Trading Day" means a day on which the principal Trading Market is open for trading, or if the Common Stock is not listed or quoted on any Trading Market, "Trading Day" means a "Business Day".

iv. "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets, including the Bulletin Board and Pink Sheets (or any successors to any of the foregoing).

 (c)  Conversion Rate. Subject to the provisions of this Section 5, the conversion rate in effect at any time with respect to a share of Series A Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing the Original Series A Issue Price ($5,000), plus an amount equal to all accrued but unpaid dividends thereon, by the Conversion Price. The "Conversion Price" shall initially be $0.15 and shall be subject to adjustments as set forth in this Section 5.

 (d)  Mechanics of Conversion.

i. Optional Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Subsection 5(a) above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require) the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than three (3) business days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

ii. Automatic Conversion. The shares of Series A Preferred Stock subject to an Automatic Conversion Notice shall automatically convert into shares of Common Stock in accordance with Subsection 5(b) with no further action required by the Corporation or the holder thereof (including the surrender of the certificate or certificates for such shares of Series A Preferred Stock) on the third (3rd) Trading Day following the Automatic Conversion Notice Date. Following such conversion, the certificates representing the Series A Preferred Stock shall immediately be deemed canceled and the Corporation shall issue and deliver to each such holder no later than three (3) business days after the Automatic Conversion Notice a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible on such Automatic Conversion Notice (if the Corporation's shares are certificated). As of the date of the Automatic Conversion Notice, the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. To the extent that an Automatic Conversion Notice relates to only a portion of a holder's Series A Preferred Stock, the holder acknowledges and agrees that the Corporation shall reduce the number of shares of Series A Preferred Stock that such holder owns on the books and records of the Corporation or its transfer agent.

iii. General. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 5(a) or 5(b) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. For the avoidance of doubt, accumulated and unpaid dividends on shares of Series A Preferred Stock shall not be required to be paid in cash upon conversion but will be converted into common shares in accordance with Section 5 (c) and upon such conversion any and all rights to such accumulated and unpaid dividends shall be cancelled and forfeited. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

 (e)  Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

i. In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or common stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or common stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such common stock equivalents.

ii. If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

 (f)  Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this subsection 5(g), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

 (g)  Recapitalizations and Mergers. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, common stock dividend, combination or sale of assets transaction provided for elsewhere in this Section 5 or Section 4) or, subject to Section 4, merger in which the Corporation is not the surviving corporation (a "Transaction"), provision shall be made so that the holders of the Series A Preferred Stock or the other shares into which such shares are converted shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or the other shares into which such shares are converted the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the Transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

 (h)  No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

 (i)  Certificate Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

 (j)  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any common stock equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right other than to vote or to receive notice of a meeting (which shall be given to the holders of Series A Preferred Stock in accordance with applicable law), the Corporation shall mail in accordance with Section 6 to each holder of Series A Preferred Stock, at least three (3) and, in any event, no more than sixty (60) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

 (k)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.  Notices.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to the holders of Series A Preferred Stock given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or the bylaws may be given in writing directed to the stockholder's mailing address (or by electronic transmission directed to the stockholder's electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder's address or (3) if given by electronic mail, when directed to such stockholder's electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or the giving of notice by electronic transmission is otherwise prohibited by the DGCL.

7.  Waiver.

Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred Stock then outstanding.

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 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on April 8, 2020.

BYRNA TECHNOLOGIES INC.

By:	/s/ Lisa Klein Wager
Name:	Lisa Klein Wager
Title:	Chief Legal Officer and Corporate Secretary